FUNDRISE GROWTH TECH FUND, LLC SC TO-I

EX-FILING FEES

CALCULATION OF FILING FEE TABLE

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	$5,067,473.63(a)	0.011020%	$140.79(b)

(a) Calculated as the aggregate maximum purchase price for common shares of beneficial interest based upon the estimated net asset value per common share as of August 25, 2023. Net Transaction Value is $0.00; see below.

(b) Calculated as $110.20 per $1,000,000 of the Transaction Valuation, the filing fee of $558.44 shall be offset by the surplus filing fees paid ($417.65) in connection with the tender offers filed (i) on November 29, 2022 (SEC Accession No. 0001104659-22-122886), as amended March 30, 2023 (SEC Accession No. 0001104659-23-038867) (credit $141.32); (ii) on February 28, 2023 (SEC Accession No. 0001104659-23-026814), as amended on April 17, 2023 (SEC Accession No. 0001104659-23-046191) (credit $337.03); and (iii) on May 26, 2023 (SEC Accession No. 0001387131-23-006981), as amended on July 13, 2023 (SEC Accession No. 0001387131-23-008426). Assuming the full Transaction Valuation is realized, the filing fee for this tender offer is equal to $140.79.